UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2005

REMY INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-13683	35-1909253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2902 Enterprise Drive Anderson, Indiana		46013
(Address of principal executive offices)		(Zip Code)

(765) 778-6499

(Registrant’s Telephone Number, Including Area Code)

DELCO REMY INTERNATIONAL, INC.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On March 16, 2005, Remy International, Inc., (the “Company”), entered into Amendment No. 2 to the Second Amended and Restated Loan and Security Agreement to reflect, among other matters, the acquisition of substantially all of the assets and the assumption of certain liabilities of Unit Parts Company (“UPC”).

Additionally, the Amendment increases the maximum draw under the asset based revolving credit facility from $120,000 to $145,000, eliminates the EBITDA and Fixed Charge covenants from the facility and extends the maturity of the facility to June 30, 2008. The Company believes this Amendment provides more liquidity and flexibility.

Item 2.01 – Acquisition or Disposition of Assets

On March 18, 2005, the Company completed the previously announced acquisition of substantially all of the assets and assumption of certain liabilities of UPC. The purchase price consisted of approximately $54 million in cash, the assumption of certain liabilities and a contingent earn out to be paid over a four year period if incremental financial performance objectives above the current performance of the combined electrical aftermarket business are attained.

Item 8.01. Other Events.

The information set forth in Item 1.01 and 2.01 of this Current Report on Form 8-K is incorporated into this Item 8.01 by reference.

Item 9.01 - Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits.

99.1    Press Release of the Company dated on March 22, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2005	REMY INTERNATIONAL, INC.

	By:	/s/ Rajesh K. Shah
	Name:	Rajesh K. Shah
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Company dated on March 22, 2005.